                          Drinker Biddle &  Reath LLP
                               One Logan Square
                            18/th/ and Cherry Streets
                          Philadelphia, PA 19103-6996
                                (215) 988-2700
                             (215) 988-2757 (Fax)

                               February 22, 2000

UAM Funds Trust
211 Congress Street
Fourth Floor
Boston, MA 02110

Re:  UAM Funds Trust - Shares of Beneficial Interest
     -----------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel for UAM Funds Trust, a Delaware business trust, ("UAM") in connection with the registration by UAM of shares of beneficial interest without par value of its Dwight IRA Capital Preservation Portfolio (the "Portfolio"). The Agreement and Declaration of Trust of UAM authorizes the issuance of an unlimited number of shares of beneficial interest, which are divided into multiple series and classes (each a "Class" and collectively "Classes"). The shares of beneficial interest designated into each such series are referred to herein as the "Shares." You have asked for our opinion on certain matters relating to the Shares of the Portfolio.

          We have reviewed UAM's Agreement and Declaration of Trust and By-laws, resolutions of UAM's Board of Trustees ("Board"), certificates of public officials and of UAM's officers and such other legal and factual matters as we have deemed appropriate. We have also reviewed UAM's Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement"), as amended through Post-Effective Amendment No. 41 thereto.

          This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

          We have assumed the following for purposes of this opinion:

          1. The shares of beneficial interest have been issued in accordance with the Agreement and Declaration of Trust and By-laws of UAM and resolutions of UAM's Board relating to the creation, authorization and issuance of the Shares.

          2. Prior to the issuance of any future Shares, the Board (a) will duly authorize the issuance of such future Shares, (b) will determine with respect to each class of such future Shares the preferences, limitations and relative rights applicable thereto and (c) if such future Shares are classified into separate series, will duly take the action necessary to create such series and to determine the relative designations, preferences, limitations and rights thereof.

          3. With respect to the future Shares, there will be compliance with the terms, conditions and restrictions applicable to the issuance of such shares that are set forth in (i) UAM's Agreement and Declaration of Trust and By-laws, each as amended as of the date of such issuance, and (ii) the applicable future series designations.

          4. The Board will not change the preferences, limitations or relative rights of any class or series of Shares after any shares of such class or series have been issued.

          Based upon the foregoing, we are of the opinion that the Shares of the Portfolio will be, when issued in accordance with, and sold for the consideration described in the Registration Statement, validly issued, fully paid and non-assessable by UAM, and that the holders of the Portfolio's Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of UAM).

          We consent to the filing of this opinion with Post-Effective Amendment No. 41 to the Registration Statement to be filed by UAM with the Securities and Exchange Commission.

                                                  Very truly yours,


                                                  /s/ DRINKER BIDDLE & REATH LLP

                                                  DRINKER BIDDLE & REATH LLP

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